ASSET PURCHASE AGREEMENT

by and among

MEDIA 100, INC.
as Seller

AUTODESK, INC.
as Purchaser

and

with respect to Section 9.5 of

Article IX only

COMPUTERSHARE TRUST COMPANY, INC.
as Escrow Agent
Dated as of August 29, 2001

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of August 29, 2001 (as hereafter amended, modified or supplemented, this “Agreement”), by and among Media 100, Inc., a corporation organized and existing under the laws of Delaware (“Seller”), Autodesk, Inc., a corporation organized and existing under the laws of Delaware (“Purchaser”), and with respect to Section 9.5 of Article IX only, Computershare Trust Company, Inc. (the “Escrow Agent”).

W I T N E S S E T H:

             WHEREAS, Seller is engaged in, among other things, the business described on Exhibit A (the “Business”); and

             WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Business, including, without limitation, all right, title and interest of Seller in and to the property and assets of the Business, and in connection therewith Purchaser is willing to assume certain liabilities of Seller relating thereto, all upon the terms and subject to the conditions set forth herein;

             NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, Purchaser and Seller hereby agree as follows:

ARTICLE I

DEFINITIONS

             SECTION 1.1.                Certain Defined Terms.  Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below:

                           “Acquisition Documents” shall mean this Agreement, the Ancillary Agreements, and any certificate, Financial Statements, report or other document delivered pursuant to this Agreement or the transactions contemplated hereby.

                           “Action” shall mean any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

                           “Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

                           “Agreement” or “this Agreement” shall mean this Asset Purchase Agreement, dated as of August 29, 2001, between Seller and Purchaser (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 11.9.

                           “Ancillary Agreements” shall mean the Bill of Sale and the Assumption Agreement.

                           “Assets” shall have the meaning specified in Section 2.1(a).

                           “Assumed Liabilities” shall have the meaning specified in Section 2.2(a).

                           “Assumption Agreement” shall mean the Assumption Agreement to be executed by Purchaser and Seller on the Closing Date substantially in the form of Exhibit 1.1(a).

                           “Benefits Liabilities” shall mean, with respect to any Plan and any termination of the Employees by Seller and any of its Affiliates, any and all claims, debts, liabilities, commitment and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, funded or unfunded, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under law, rule, regulation, permits, action or proceeding before any court or regulatory agency or administrative agency, order or consent decree or any award of any arbitrator of any kind, and those arising under contract, commitment or undertaking; provided, that “Benefits Liabilities” shall not include any liabilities specifically assumed by the Purchaser pursuant to Article VI.

                           “Bill of Sale” shall mean the Bill of Sale and Assignment to be executed by Seller on the Closing Date substantially in the form of Exhibit 1.1(b).

                           “Business” shall have the meaning specified in the recitals to this Agreement.

                           “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the United States.

                           “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the date hereof.

                           “CERCLIS” shall mean the Comprehensive Environmental Response, Compensation and Liability Information System, as updated through the date hereof.

                           “Closing” shall have the meaning specified in Section 2.4.

                           “Closing Date” shall have the meaning specified in Section 2.4.

                           “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                           "Code” shall mean the Internal Revenue Code of 1986, as amended through the date hereof.

                           “Confidentiality Agreement” shall mean the letter agreement entered into in July 2001 between Seller and Purchaser.

                           “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

                           “Controlled Group Affiliate” shall mean any other person or entity under common control with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

                           “Disclosure Schedule” shall mean the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

                           “Employee” shall mean any current or former employee, retired employee, consultant, officer or director of Seller and its Controlled Group Affiliates whose employment or service is or was in connection with the Business.

                           “Employee Amounts” shall have the meaning specified in Section 6.3.

                           “Employment and Non-Competition Agreement” shall mean the Employment and Non-Competition Agreement to be executed by the Key Employees on or prior to the date hereof in substantially the form of Exhibit 6.1(b).

                           “Encumbrance” shall mean any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

                           “Environment” shall mean surface waters, groundwaters, soil, subsurface strata and ambient air.

                           “Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit (hereinafter “Claims”), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

                           “Environmental Condition” shall mean a condition relating to or arising or resulting from a failure to comply with any applicable Environmental Law or Environmental Permit or a Release of a Hazardous Material into the Environment.

                           “Environmental Laws” shall mean any Law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, the CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S. C. §§ 301 et seq.

                           “Environmental Permits” shall mean all Permits required under any applicable Environmental Law.

                           “ERISA” shall mean the Employee Retirement Security Act of 1974, as amended.

                           “Escrow Agent” shall mean Computershare Trust Company, Inc. or its successor in interest.

                           “Escrow Amount” shall have the meaning specified in Section 9.5(a).

                           “Escrow Fund” shall have the meaning specified in Section 9.5(a).

                           “Escrow Period” shall have the meaning specified in Section 9.5(b).

                           “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Securities Exchange Commission issued under such Act, as they each may, from time to time, be in effect.

                           “Excluded Assets” shall have the meaning specified in Section 2.1(b).

                           “Excluded Liabilities” shall have the meaning specified in Section 2.2(b).

                           “Financial Statements” shall have the meaning specified in Section 3.5.

                           “Governmental Authority” shall mean any national, federal, state, municipal or local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

                           “Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

                           “Hazardous Materials” shall mean (a) petroleum and petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance exposure to which is regulated by any Governmental Authority.

                           “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                           Indebtedness” shall mean, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or tender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

                           “Intellectual Property” shall mean (i) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (ii) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (iii) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-p art, extensions and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (iv) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions, (v) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (vi) moral rights (including, without limitation, rights of paternity and integrity), and waivers of such rights by others, (vii) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (viii) trade secrets and confidential, technical and business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (ix) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (x) copies and tangible embodiments of all the foregoing, in whatever form or medium, (xi) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (xii) all rights to sue or recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the foregoing.

                           “Inventories” shall mean all inventory, merchandise, discs, finished goods, works–in–progress and raw materials, packaging, supplies and other personal property related to the Business, maintained, held or stored by or for Seller on the Closing Date and any prepaid deposits for any of the same.

                           “IRS” shall mean the Internal Revenue Service of the United States.

                           “Key Employees” shall mean the current employees of Seller listed on Exhibit 6.1(a) hereto.

                           “Knowledge” shall mean, with respect to any party hereto, actual or deemed knowledge of the officers, directors, key employees or legal or financial personnel of such party and such knowledge that would be reasonably imputed to such person upon reasonable inquiry or investigation.

                           “Law” shall mean any national, federal, state, municipal or local or other statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

                           “Leased Real Property” shall mean the real property leased by Seller as tenant related to the Business, together with, to the extent leased by Seller, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of Seller attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing, in each case, related to the Business.

                           “Liabilities” shall mean any and all debts, liabilities and obligations of Seller, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

                           “Licensed Intellectual Property” shall mean all Intellectual Property related to the Assets or the Business licensed or sublicensed by Seller from a third party.

                           “Loss or Losses” shall have the meaning specified in Section 9.2(a).

                           “Material Adverse Effect” shall mean any circumstance, change in, or effect on, the Business or Seller that, individually or in the aggregate with any other circumstances, changes in, or effects on, Seller or the Business (i) is, or could be, materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Business or (ii) could materially adversely affect the ability of Purchaser to operate or conduct the Business in the manner in which it is currently operated or conducted by Seller.

                           “Material Contracts” shall have the meaning specified in Section 3.14(a).

                           “OEM Agreements” shall have the meaning specified in Section 5.6.

                           “Owned Intellectual Property” shall mean all Intellectual Property related to the Assets or the Business in and to which Seller, or has a right to hold, right, title and interest.

                           “Owned Real Property” shall mean the real property owned by Seller related to the Business, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of Seller attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

                           “Permits” shall have the meaning specified in Section 3.13(a).

                           Permitted Encumbrances” shall mean such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of  $5,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its present purposes.

                           “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                           “Plans” shall mean (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, stock-related awards, deferred compensation, fringe benefits, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs, policies or arrangements, and all employment, termination, severance or other contracts or agreements, whether written or unwritten and whether legally enforceable or not, to which Seller or any of its Controlled Group Affiliates is a party, with respect to which Seller or any of its Controlled Group Affiliates has any obligation or which are maintained, contributed to or sponsored by Seller or any of its Controlled Group Affiliates for the benefit of any current or former employee, retired employee, consultant, officer or director of Seller and its Controlled Group Affiliates, (ii) each employee benefit plan for which Seller or any of its Controlled Group Affiliates could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which Seller or any of its Controlled Group Affiliates could incur liability under Section 4212(c) of ERISA and (iv) any contracts, arrangements or understandings between Seller or any of its Controlled Group Affiliates and any current or former employee, retired employee, consultant, officer or director of Seller and its Controlled Group Affiliates including, without limitation, any contracts, arrangements or understandings relating to a sale of Seller, the Assets or the Business.

                           “Purchase Price” shall have the meaning specified in Section 2.3.

                           “Purchase Price Bank Account” shall mean a bank account in the United States to be designated by Seller in a written notice to Purchaser at least five Business Days before the Closing which, prior to the Closing, shall have a balance of $0.0.

                           “Purchaser” shall have the meaning specified in the recitals to this Agreement.

                           “Purchaser’s Accountants” shall mean Ernst & Young LLP, independent accountants of Purchaser.

                           “Real Property” shall mean the Leased Real Property and the Owned Real Property.

                           “Receivables” shall mean any and all accounts receivable, notes and other amounts receivable from third parties, including, without limitation, customers and employees, arising from the conduct of the Business before the Closing Date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

                           “Regulations” shall mean the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

                           “Release” shall mean disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

                           “Return Policies” shall have the meaning specified in Section 3.30.

                           “Restricted Period” shall have the meaning specified in Section 5.9.

                           “Seller” shall have the meaning specified in the recitals to this Agreement.

                           “Seller SEC Documents” shall have the meaning specified in Section 3.29.

                           “Tangible Personal Property” shall have the meaning specified in Section 3.17(a).

                           “Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, loss, damage, liability, expense, additions to tax and additional amounts or costs incurred or imposed with respect thereto) imposed by any government or taxing authority, including, without limitation, (i) taxes or other charges on or with respect to income, franchises, concessions, windfall or other profits, gross receipts, property, sales, use, capital, gains, capital stock or shares, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; (iii) license, registration and documentation fees; and (iv) customs duties, tariffs, and similar charges.

                           “Transferred Employee” shall have the meaning specified in Section 6.1.

                           “U.S. GAAP” shall mean United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

                           “USTs” shall mean underground storage tanks, as such term is defined in the Resource Conservation and Recovery Act, as amended, and the regulations promulgated thereunder.

                           “Warranties” shall have the meaning specified in Section 3.30.

                           “Withheld Agreements” shall have the meaning specified in Section 5.14.

ARTICLE II

PURCHASE AND SALE

             SECTION 2.1.                Assets to Be Sold.

                           (a)         On the terms and subject to the conditions of this Agreement, Seller shall, on the CLOSING Date, sell, assign, transfer, convey and deliver to Purchaser or cause to be sold, assigned, transferred, conveyed and delivered to Purchaser, and Purchaser shall purchase from Seller, on the Closing Date, all the assets, properties, related goodwill and business of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, directly or indirectly (including through any of its subsidiaries (the “Subsidiaries”)) owned by Seller or to which it is directly or indirectly (including through the Subsidiaries) entitled and, in any case, belonging to or used or intended to be used in the Business, other than the Excluded Assets (the assets to be purchased by Purchaser being referred to as the “Assets”), including, without limitation, those Assets listed on Exhibit 2.1(a).

                           (b)        The Assets shall exclude the assets owned by Seller listed on Exhibit 2.1(b) (the “Excluded Assets”).

             SECTION 2.2.                Assumption and Exclusion of Liabilities.

                           (a)         Purchaser shall not assume any Liabilities of Seller except for those Liabilities which Purchaser expressly assumes pursuant to this Section 2.2(a).  On the terms and subject to the conditions of this Agreement, Purchaser shall, on the Closing Date, assume the Liabilities of Seller as of the Closing Date arising out of or relating to the Business, whether accrued or arising before or after the Closing, listed on Exhibit 2.2(a) (the “Assumed Liabilities”).

                           (b)        Seller shall retain, and shall be responsible for paying, performing and discharging when due, and Purchaser shall not assume or have any responsibility for, all Liabilities of Seller as of the Closing Date other than the Assumed Liabilities (the “Excluded Liabilities”).

             SECTION 2.3.                Purchase Price; Allocation of Purchase Price.

                           (a)         The aggregate purchase price for the Assets and the covenants contained in Section 5.9 shall be $16,000,000, (the “Purchase Price”).

                           (b)        The sum of the Purchase Price and the Assumed Liabilities shall be allocated among the Assets as of the Closing Date as agreed to by the parties in good faith prior thereto.  Any subsequent adjustments to the sum of the Purchase Price and Assumed Liabilities shall be reflected in the allocation hereunder in a manner consistent with Treasury Regulation § 1.1060–IT(f).  For all Tax purposes, Purchaser and Seller agree to report the transactions contemplated in this Agreement in a manner consistent with the terms of this Agreement and that none of them will take any position inconsistent therewith in any Tax return, in any refund claim, in any litigation, or otherwise.

             SECTION 2.4.                Closing.  Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of  Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California at 2:00 p.m. California time on the later to occur of (i) September 14, 2001 or (ii) the fifth Business Day following the later to occur of the (A) expiration or termination of all applicable waiting periods under the HSR Act, if any, and (B) satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article VIII, or at such other place or at such other time or on such other date as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”)  The parties shall use best efforts to ensure that the Closing Date is no later than September 29, 2001.

             SECTION 2.5.                Closing Deliveries by Seller.  At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

                           (a)         the Bill of Sale and such other instruments, in form and substance satisfactory to Purchaser, as may be requested by Purchaser to transfer the Assets to Purchaser or evidence such transfer on the public records;

                           (b)        an executed counterpart of the Assumption Agreement;

                           (c)         a receipt for the Purchase Price less the Escrow Amount; and

                           (d)        the opinions, certificates and other documents required to be delivered pursuant to Section 8.2.

             SECTION 2.6.                Closing Deliveries by Purchaser.

                           (a)         At the Closing, Purchaser shall deliver to Seller:

                                        (i)          the Purchase Price less the Escrow Amount by wire transfer in immediately available funds to the Purchase Price Bank Account;

                                        (ii)         an executed counterpart of the Assumption Agreement; and

                                        (iii)        the certificates and other documents required to be delivered pursuant to Section 8.1.

                           (b)        At the Closing, Purchaser shall deliver to the Escrow Agent, in accordance with Section 9.5 hereof, the Escrow Amount by wire transfer in immediately available funds to the accounts designated therefor.

ARTICLE III

REPRESENTATIONS AND
WARRANTEES OF SELLER

             As an inducement to Purchaser to enter into this Agreement, Seller hereby represents and warrants to Purchaser, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by Seller to Purchaser (the “Disclosure Schedule”) and dated as of the date hereof, that on the date hereof and as of the Closing Date as though made at the Closing Date as follows (it being understood that to the extent any of the Assets are owned or used, or a portion of the Business is operated by the Subsidiaries, the representations and warranties contained in this Article III are made by Seller on behalf of the Subsidiaries, as applicable):

             SECTION 3.1.                Organization Authority and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not adversely affect (i) the ability of Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (ii) the ability of Seller to conduct the Business.  The execution and delivery of this Agreement and the Ancillary Agreements by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller and its stockholders.  This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

             SECTION 3.2.                Subsidiaries. There are no corporations, partnerships, joint ventures, associations or other entities in which Seller owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.  Seller is not a member of (nor is any part of the Business conducted through) any partnership, nor is Seller a participant in any joint venture or similar arrangement.

             SECTION 3.3.                No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller do not and will not (a) violate conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of Seller, (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to Seller or any of its assets, properties or businesses, including, without limitation, the Assets and the Business, or (c) except as set forth in Section 3.3(c) of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Seller is a party or by which any of such assets or properties is bound or affected.

             SECTION 3.4.               Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by Seller does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority other than those that are required to be obtained or made by Purchaser unilaterally, except (a) as described in Section 3.4 of the Disclosure Schedule and (b) the notification requirements of the HSR Act, if any; and (c) any such consent, approval, authorization or other order of action by, filing with or notification to, which if not made or obtained, would not reasonably be expected to have a Material Adverse Effect.

             SECTION 3.5.                Financial Information; Books and Records; Financial Reports. The financial statements included in the Seller’s Form 10-K for the year ended November 30, 2000 and Form 10-Q for the three months ended May 31, 2001 (the “Financial Statements”) comply in all material respects with the requirements of the Exchange Act, and such Financial Statements do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the Assets or the Business.  There are no Liabilities relating to the Assets or the Business other than (i) Liabilities disclosed in Section 3.5 of the Disclosure Schedule or (ii) Liabilities properly reflected on the Financial Statements.  Seller has delivered to Buyer financial information and internal financial statements, including without limitation revenue numbers by product line pertaining to the Business through May 31, 2001 derived from the Financial Statements, and like financial information from June 1, 2001 to July 31, 2001 in unaudited form.  True and correct copies of such product line financial statements are attached hereto as Exhibit 3.5.  All financial information provided was collected in accordance with Seller’s normal business practices in the ordinary operation of the Business, consistently applied, and fairly presents, on an accrual basis, the results of the product lines of the Business for the respective time periods.

             SECTION 3.6.                Receivables. Section 3.6 of the Disclosure Schedule is an aged list of the Receivables as of July 31, 2001 for the 15 most significant customers (by revenue) of the Business.

             SECTION 3.7.                Inventories.

                           (a)         Except as set forth in Section 3.7 of the Disclosure Schedule, Seller has good and marketable title to the Inventories free and clear of all Encumbrances.  The Inventories do not consist of, in any material amount, items that are obsolete or damaged.  The Inventories do not consist of any items held on consignment, except as set forth in Section 3.7 of the Disclosure Schedule.  Seller is not under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of its customers other than in the ordinary course of the Business consistent with past practice.  Channel inventories are of a level consistent with past Business practices and no clearance or extraordinary sale of Inventories has been conducted.  Seller has not acquired or committed to acquire or manufacture Inventory for sale which is not of a quality and quantity usable in the ordinary course of the Business within a reasonable period of time and consistent with past practice nor has Seller changed the price of any Inventory except for (i) reductions to reflect any reduction in the cost thereof to Seller, (ii) reductions and increases responsive to normal competitive conditions and consistent with Seller’s past sales practices, (iii) increases to reflect any increase in the cost thereof to Seller and (iv) increases and reductions made with the written consent of Purchaser.  Section 3.7 of the Disclosure Schedule contains a complete list of the addresses of all warehouses and other facilities in which the Inventories are located, and an identification of the Inventories by part number, quantity and value at each location.

                           (b)        The Inventories are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of the Business consistent with past practice.

             SECTION 3.8.                Acquired Assets. Except as disclosed in Section 3.8 of the Disclosure Schedule (other than Excluded Assets), including, without limitation, the benefit of any licenses, leases or other agreements or arrangements, have been acquired for consideration not less than the fair market value of such asset at the date of such acquisition.

             SECTION 3.9.                Sales and Purchase Order Backlog.

                           (a)         Section 3.9(a) of the Disclosure Schedule lists all sales orders related to the Business exceeding $5,000 per order, which have been accepted by Seller and which were open as of the date hereof.

                           (b)        Section 3.9(b) of the Disclosure Schedule lists all purchase orders related to the Business exceeding $5,000 per order, which have been issued by Seller and which were open as of August 20, 2001, and there have been no material purchase orders (individually or in the aggregate) issued by Seller since such date.

             SECTION 3.10.              Conduct in the Ordinary Course. Since November 30, 2000, except as disclosed in Section 3.10 of the Disclosure Schedule, the Business has been conducted in the ordinary course and consistent with past practice and has not suffered any Material Adverse Effect.

             SECTION 3.11.              Litigation. Except as set forth in Section 3.11 of the Disclosure Schedule (which, with respect to each Action disclosed therein, sets forth the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted), there are no Actions affecting any of the Assets or the Business, pending before any Governmental Authority (or, to the Knowledge of Seller, threatened to be brought by or before any Governmental Authority).  None of the matters disclosed in Section 3.11 of the Disclosure Schedule has had or could have a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.  Except as set forth in Section 3.11 of the Disclosure Schedule, neither Seller nor any of its assets or properties, including, without limitation, the Assets, is subject to any Governmental Order (nor, to the Knowledge of Seller, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has had or could have a Material Adverse Effect.

             SECTION 3.12.              Compliance with Laws.

                           (a)         Except as set forth in Section 3.12(a) of the Disclosure Schedule, Seller has conducted and continues to conduct the Business in accordance with all Laws and Governmental Orders applicable to Seller or any of its properties or assets, including, without limitation, the Assets and the Business, and Seller is not in violation of any such Law or Governmental Order.

                           (b)        Section 3.12(b) of the Disclosure Schedule sets forth a brief description of each Governmental Order applicable to Seller or any of its properties or assets, including, without limitation, the Assets and the Business that relates to the Assets or the Business, and no such Governmental Order has had or could have a Material Adverse Effect.

             SECTION 3.13.              Environmental and Other Permits and Licenses; Related Matters.

                           (a)         Except as disclosed in Section 3.13(a)(i) of the Disclosure Schedule, Seller currently holds all the health and safety and other permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities, including, without limitation, Environmental Permits, necessary or proper for the current use, occupancy and operation of the Assets and the conduct of the Business, and all such Permits and Environmental Permits are in full force and effect (collectively, “Permits”).  Section 3.13(a)(ii) of the Disclosure Schedule sets forth those Permits and Environmental Permits the absence of which would have a Material Adverse Effect.  Except as disclosed in Section 3.13(a)(iii) of the Disclosure Schedule, there is no existing practice, action or activity of Seller and no existing condition of the properties or assets of Seller, including, without limitation, the Assets or the Business, which will give rise to any civil or criminal Liability under, or violate or prevent compliance with, any health or occupational safety or other applicable Environmental Law.  Seller has not received any notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Permit or Environmental Permit or providing written notice of violations under any Environmental Law.  Except as disclosed in Section 3.13(a)(iv) of the Disclosure Schedule, Seller is in all respects in compliance with the Permits, all applicable and Environmental Permits and the requirements thereof, and with all applicable Environmental Laws.  Section 3.13(a)(v) of the Disclosure Schedule identifies all Permits and Environmental Permits that are nontransferable or which will require the consent of any Governmental Authority in order to be transferred to Purchaser in the event of the consummation of the transactions contemplated by this Agreement.

                           (b)        Except as disclosed in Section 3.13(b) of the Disclosure Schedule, (i) Hazardous Materials have not been generated, used, treated, handled or stored on, or transported to or from, or Released on any Real Property or, to the Knowledge of Seller, any property adjoining any Real Property; (ii) Seller has disposed of all wastes, including those wastes containing Hazardous Materials, in compliance with all applicable Environmental Laws and Environmental Permits; (iii) there are no past, pending or threatened Environmental Claims against Seller, or any Real Property; (iv) no Real Property or, to the Knowledge of Seller, any property adjoining any Real Property, is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state list of sites requiring investigation or cleanup; and (v) Seller has not transported or arranged for the transportation of any Hazardous Materials to any location that is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state list or which is the subject of any Environmental Claim.

                           (c)         Except as disclosed in Section 3.13(c) of the Disclosure Schedule, there are no circumstances with respect to any Real Property or any Asset or the operation of the Business which could reasonably be anticipated (i) to form the basis of an Environmental Claim against Seller or any Real Property or Asset or (ii) to cause such Real Property or Asset to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law.

                           (d)        Except as disclosed in Section 3.13(d) of the Disclosure Schedule, there are not now and never have been any USTs located on any Real Property or, to the Knowledge of Seller, on any property adjoining any Real Property.

             SECTION 3.14.              Material Contracts.

                           (a)         Section 3.14(a) of the Disclosure Schedule lists each of the following contracts and agreements (including, without limitation, oral and informal arrangements) of Seller related to the Assets or the Business (such contracts and agreements, together with all contracts, agreements, leases and subleases concerning the management or operation of any Real Property (including, without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.16(a) or 3.16(b) of the Disclosure Schedule to which Seller is a party and all agreements relating to Intellectual Property set forth in Section 3.15(a) of the Disclosure Schedule, being “Material Contracts”):

                                        (i)          each contract, agreement, invoice, purchase order and other arrangement, for the purchase of Inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to Seller or otherwise related to the Business under the terms of which Seller:  (A) is likely to pay or otherwise give consideration of more than $25,000 individually or $50,000 in the aggregate during the fiscal year ended November 30, 2001, (B) is likely to pay or otherwise give consideration of more than $25,000 individually or $50,000 in the aggregate over the remaining term of such contract, or (C) cannot be cancelled by Seller without penalty or further payment and without more than 30 days’ notice; provided, however, that with respect to purchase orders and invoices only, Seller need only disclose such documents for the 15 most significant suppliers (by payments) of the Business;

                                        (ii)         each contract, agreement, invoice, sales order and other arrangement, for the sale of Inventory or other personal property or for the furnishing of services by Seller which: (A) is likely to involve consideration of more than $25,000 individually or $50,000 in the aggregate during the fiscal year ended November 30, 2001, (B) is likely to involve consideration of more than $50,000 individually or $100,000 in the aggregate over the remaining term of the contract, or (C) cannot be cancelled by Seller without penalty or further payment and without more than 30 days’ notice; provided, however, that with respect to invoices and sales orders only, Seller need only disclose such documents for the 15 most significant customers (by revenue) of the Business;

                                        (iii)        all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which Seller is a party;

                                        (iv)       all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which Seller is a party and which are not cancelable without penalty or further payment and without more than 30 days’ notice;

                                        (v)        all contracts and agreements relating to Indebtedness of Seller;

                                        (vi)       all contracts and agreements with any Governmental Authority to which Seller is a party;

                                        (vii)      all contracts and agreements that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

                                        (viii)     all contracts and agreements between or among Seller or any Affiliate of Seller;

                                        (ix)        all contracts and agreements for providing benefits under any Plan; and

                                        (x)         all other contracts and agreements, whether or not made in the ordinary course of the Business, which are material to Seller or the conduct of the Business, or the absence of which would have a Material Adverse Effect.

For purposes of this Section 3.14 and Sections 3.16, 3.17 and 3.18, the term “lease” shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

                           (b)        Except as disclosed in Section 3.14(b) of the Disclosure Schedule, each Material Contract: (i) is legal, valid and binding on the respective parties thereto and is in full force and effect, (ii) is freely and fully assignable to Purchaser without penalty or other adverse consequences and (iii) upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except to the extent that any consents set forth in Section 3.3 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence.  Seller is not in breach of, or default under, any Material Contract.

                           (c)         Except as disclosed in Section 3.14(c) of the Disclosure Schedule, to Seller’s Knowledge, no other party to any Material Contract is in breach thereof or default thereunder.

                           (d)        Except as disclosed in Section 3.14(d) of the Disclosure Schedule, there is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of the Business consistent with past practice, any of the Assets.

                           (e)         To the extent that any of the Material Contracts are oral contracts, Seller has provided written summaries of each such oral contract to Purchaser, and each such summary is accurate and complete in all material respects.

             SECTION 3.15.              Intellectual Property.

                           (a)         Section 3.15(a)(i) of the Disclosure Schedule sets forth a true and complete list and a brief description of all Owned Intellectual Property, including a complete identification of each patent and patent application and each registration or application for registration thereof, and Section 3.15(a)(ii) of the Disclosure Schedule sets forth a true and complete list and a brief description of all Licensed Intellectual Property, including a description of any license or sublicense thereof.  Except as otherwise described in Section 3.15(a)(i) of the Disclosure Schedule, in each case where a registration or patent or application for registration or patent listed in Section 3.15(a)(i) of the Disclosure Schedule is held by assignment, the assignment has been duly recorded with the state or national Trademark Office from which the original registration issued or before which the application for registration is pending.  Except as disclosed in Section 3.15(a)(iii) of the Disclosure Schedule, the rights of Seller in or to such Owned Intellectual Property or Licensed Intellectual Property do not conflict with or infringe on the rights of any other Person; and Seller has not received any claim or written notice from any Person to such effect; provided, the foregoing representation is limited to the Company’s Knowledge in the case of patent infringement and trademark infringement for those trademarks for which no registration has been sought by Seller; provided, further, that the foregoing representation is limited to actual knowledge of the officers, directors and key employees of the Business in the case of patent infringement by hardware technology of Digital Origin, Inc. that is not used in the Business as currently conducted by Seller.  Seller further represents that it has not chosen to refrain from using intellectual property rights acquired from Digital Origin, Inc. because of concern that such intellectual property conflicts with or infringes the rights of any Person.

                           (b)        Except as disclosed in Section 3.15(b)(i) of the Disclosure Schedule:  (i) all the Owned Intellectual Property is owned by Seller, free and clear of any Encumbrance and (ii) no Actions have been made or asserted or are pending (nor, to the Knowledge of Seller has any such Action been threatened) against Seller either (A) based upon or challenging or seeking to deny or restrict the use by Seller of any of the Owned Intellectual Property or (B) alleging that any services provided, or products manufactured or sold by Seller in connection with the Assets or Business are being provided, manufactured or sold in violation of any patents or trademarks, or any other rights of any Person.  To the Knowledge of Seller, no Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that are confusingly similar to the Owned Intellectual Property or that infringe upon the Owned Intellectual Property or upon the rights of Seller therein.  Except as disclosed in Section 3.15(b)(i) of the Disclosure Schedule, Seller has not granted any license or other right to any other Person with respect to the Owned Intellectual Property.  The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property.

                           (c)         With respect to all Licensed Intellectual Property and Owned Intellectual Property, the registered trademark provisions of all nations requiring such registrations have been complied with.

                           (d)        Seller has, or has caused to be, delivered to Purchaser correct and complete copies of all licenses and sublicenses for Licensed Intellectual Property set forth in Section 3.15(a)(ii) of the Disclosure Schedule and any and all ancillary documents pertaining thereto (including, without limitation, all amendments, consents and evidence of commencement dates and expiration dates).  With respect to each of such licenses and sublicenses:

                                        (i)          such license or sublicense, together with all ancillary documents delivered pursuant to the first sentence of this Section 3.15(d), is legal, valid, binding and enforceable and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license or sublicense;

                                        (ii)         except as otherwise set forth in Section 3.15(a)(ii) of the Disclosure Schedule, such license or sublicense will not cease to be legal, valid, binding and enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, nor will the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements constitute a breach or default under such license or sublicense or otherwise give the licensor or sublicensor a right to terminate such license or sublicense;

                                        (iii)        except as otherwise disclosed in Section 3.15(a)(ii) of the Disclosure Schedule, with respect to each such license or sublicense: (A) Seller has not received any notice of termination or cancellation under such license or sublicense and no licensor or sublicensor has any right of termination or cancellation under such license or sublicense except in connection with the default of Seller thereunder, (B) Seller has not received any notice of a breach or default under such license or sublicense, which breach or default has not been cured, and (C) Seller has not granted to any other Person any rights, adverse or otherwise, under such license or sublicense;

                                        (iv)       Neither Seller, nor (to the Knowledge of Seller) any other party to such license or sublicense, is in breach or default in any material respect, and, to the Knowledge of Seller, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or sublicense;

                                        (v)        no Actions have been made or asserted or are pending (nor, to the Knowledge of Seller has any such Action been threatened) against Seller either (A) based upon or challenging or seeking to deny or restrict the use by Seller of any of the Licensed Intellectual Property or (B) alleging that any Licensed Intellectual Property is being licensed, sublicensed or used in violation of any patents or trademarks, or any other rights of any Person; and

                                        (vi)       to the Knowledge of Seller, no Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that are confusingly similar to the Licensed Intellectual Property or that infringe upon the Licensed Intellectual Property or upon the rights of Seller therein.

                           (e)         Except as set forth in Section 3.15(e) of the Disclosure Schedule, Seller is not aware of any reason that would prevent any pending applications to register  trademarks, service marks or copyrights or any pending patent applications related to the Business or the Assets from being granted.

                           (f)         Except as disclosed in Section 3.15(f) of the Disclosure Schedule, all rights of Seller in each item of Owned Intellectual Property or Licensed Intellectual Property are transferable to Purchaser as contemplated by this Agreement and the Ancillary Agreements.  As a result of the transactions contemplated by this Agreement and the Ancillary Agreements, upon the Closing, Purchaser shall own or possess, or own or possess adequate and enforceable licenses, sublicenses or other rights to use, without payment of any extraordinary fee related to such transfer other than fees disclosed in Section 3.15(f) of the Disclosure Schedule, all the Owned Intellectual Property or Licensed Intellectual Property.

                           (g)        The Intellectual Property set forth in Sections 3.15(a)(i) and (ii) of the Disclosure Schedule constitutes all the Intellectual Property used or held or intended to be used by Seller or forming a part of, used, held or intended to be used in, and all such Intellectual Property necessary in the conduct of, the Business and there are no other items of Intellectual Property related to the Business or the Assets, other than the Excluded Assets.

                           (h)        The statements in this Section 3.15 are the only representations or warranties made in this Agreement relating to the potential infringement by Seller or the Business of the intellectual property rights of third parties; other statements in this Agreement (such as ownership of property and freedom from encumbrances) shall not be interpreted to be a representation of Seller of non-infringement of the intellectual property rights of third parties.

             SECTION 3.16.              Real Property.

                           (a)         There is no Owned Real Property being used in the Business or included in the Assets.

                           (b)        Section 3.16(b) of the Disclosure Schedule lists: (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the term (referencing applicable renewal periods) and rental payment terms of the leases (and any subleases) pertaining to each such parcel of Leased Real Property and (iv) the current use of each such parcel of Leased Real Property.

                           (c)         Except as described in Sections 3.16(c)(i) or 3.12(a) of the Disclosure Schedule, there is no material violation of any Law (including, without limitation, any building, planning or zoning Law) relating to any of the Real Property.  Seller is in peaceful and undisturbed possession of each parcel of Real Property and there are no contractual or legal restrictions that preclude or restrict the ability to use the premises for the purposes for which they are currently being used.  All existing water, sewer, steam, gas, electricity, telephone and other utilities required for the construction, use, occupancy, operation and maintenance of the Real Property are adequate for the conduct of the Business as it has been and currently is conducted.  There are no material latent defects or material adverse physical conditions affecting the Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personality of a permanent nature annexed, affixed or attached to, located on or forming part of the Real Property.  Except as set forth in Section 3.16(c)(ii) of the Disclosure Schedule, Seller has not leased or subleased any parcel or any portion of any parcel of Real Property to any other Person, nor has Seller assigned its interest under any lease or sublease listed in Section 3.16(b) of the Disclosure Schedule to any third party.

                           (d)        Seller has, or has caused to be, delivered to Purchaser true and complete copies of all leases and subleases listed in Section 3.16(b) of the Disclosure Schedule and any and all ancillary documents pertaining thereto (including, without limitation, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates).  With respect to each of such leases and subleases:

                                        (i)          such lease or sublease, together with all ancillary documents delivered pursuant to the first sentence of this Section 3.16(d), is legal, valid, binding and enforceable and in full force and effect and represents the entire agreement between the respective landlord and tenant with respect to such property;

                                        (ii)         except as otherwise set forth in Section 3.16(d)(ii) of the Disclosure Schedule, such lease or sublease will not cease to be legal, valid, binding and enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, nor will the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements constitute a breach or default under such lease or sublease or otherwise give the landlord a right to terminate such lease or sublease;

                                        (iii)        except as otherwise disclosed in Section 3.16(d)(ii) of the Disclosure Schedule, with respect to each such lease or sublease: (A) Seller has not received any notice of termination or cancellation under such lease or sublease and no lessor has any right of termination or cancellation under such lease or sublease except in connection with the default of Seller thereunder, (B) Seller has not received any notice of a breach or default under such lease or sublease, which breach or default has not been cured, and (C) Seller has not granted to any other Person any rights, adverse or otherwise, under such lease or sublease; and

                                        (iv)       Neither Seller, nor (to the Knowledge of Seller) any other party to such lease or sublease, is in breach or default in any material respect, and, to the Knowledge of Seller, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such lease or sublease.

                           (e)         To the Knowledge of Seller, there are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of Seller, threatened against any of the Real Property.

                           (f)         All the Real Property is occupied under a valid and current certificate of occupancy or similar permit, the transactions contemplated by this Agreement and the Ancillary Agreement will not require the issuance of any new or amended certificate of occupancy and, to the Knowledge of Seller, there are no facts that would prevent the Real Property from being occupied after the Closing in the same manner as immediately prior to the Closing.

                           (g)        All improvements on the Real Property constructed by or on behalf of Seller or, to the Knowledge of Seller, constructed by or on behalf of any other Person, were constructed in compliance with all applicable Laws (including, without limitation, any building, planning or zoning Laws) affecting such Real Property.

                           (h)        The rental set forth in each lease or sublease of the Leased Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

                           (i)          Seller has, and upon the Closing Purchaser will have, the full right to exercise any renewal options contained in the leases and subleases pertaining to the Leased Real Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each Leased Real Property for the full term of such renewal options.

             SECTION 3.17.              Tangible Personal Property.

                           (a)         Seller has, or has caused to be, delivered to Purchaser true and complete copies of all leases and subleases for machinery, equipment, tools, supplies, furniture, fixtures, personally, vehicles, rolling stock and other tangible personal property leased by Seller and used or intended to be used in the Business and Seller has listed each such item owned by Seller on Section 3.17(a) of the Disclosure Schedule (the “Tangible Personal Property”).

                           (b)        Seller has, or has caused to be, delivered to Purchaser true and complete copies of all leases and subleases for Tangible Personal Property and any and all material ancillary documents pertaining thereto (including, without limitation, all amendments, consents and evidence of commencement dates and expiration dates).  With respect to each of such leases and subleases:

                                        (i)          such lease or sublease, together with all ancillary documents delivered pursuant to the first sentence of this Section 3.17(b), is legal, valid, binding and enforceable and in full force and effect and represents the entire agreement between the respective lessor and lessee with respect to such property;

                                        (ii)         except as set forth in Section 3.17(b)(ii) of the Disclosure Schedule, such lease or sublease will not cease to be legal, valid, binding and enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, nor will the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements constitute a breach or default under such lease or sublease or otherwise give the lessor a right to terminate such lease or sublease;

                                        (iii)        except as otherwise disclosed in Section 3.17(b)(iii) of the Disclosure Schedule, with respect to each such lease or sublease: (A) Seller has not received any notice of termination or cancellation under such lease or sublease and no lessor has any right of termination or cancellation under such lease or sublease except in connection with the default of Seller thereunder, (B) Seller has not received any notice of a breach or default under such lease or sublease, which breach or default has not been cured, and (C) Seller has not granted to any other Person any rights, adverse or otherwise, under such lease or sublease; and

                                        (iv)       neither Seller, nor (to the Knowledge of Seller) any other party to such lease or sublease, is in breach or default in any material respect, and, to the Knowledge of Seller, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such lease or sublease.

             SECTION 3.18.              Assets.

                           (a)         Except as disclosed in Section 3.18(a) of the Disclosure Schedule, Seller owns, leases or has the legal right to use all the Assets, including, without limitation, the Owned Intellectual Property, the Licensed Intellectual Property, the Real Property and the Tangible Personal Property, used or intended to be used in the conduct of the Business or otherwise owned, leased or used by Seller and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by Seller in or in relating to the conduct of the Business, all of which properties, assets and rights constitute Assets except for the Excluded Assets.  Seller has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except (i) as disclosed in Section 3.15, 3.16(a), 3.16(b), 3.17 or 3.18(a) of the Disclosure Schedule; and (ii) Permitted Encumbrances.

                           (b)        Except as set forth in Sections 3.14(b), 3.15, 3.16(a), 3.16(b), 3.17, 3.18(a) or 3.18(c) of the Disclosure Schedule, Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Assets to Purchaser without penalty or other adverse consequences.  Following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and the execution of the instruments of transfer contemplated by this Agreement and the Ancillary Agreements, Purchaser will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the interests of Seller in the Assets, free and clear of any Encumbrances, other than Permitted Encumbrances, and without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

             SECTION 3.19.              Customers.  Listed in Section 3.19(i) of the Disclosure Schedule are the names and addresses of the fifteen (15) most significant customers (by revenue) of the Business which ordered goods or merchandise from Seller during the twelve-month periods ended November 30, 1999 and November 30, 2000 and the amount for which each such customer was invoiced during such period.  Seller shall have provided a complete customer database related to the Business and the Assets.  Except as disclosed in Section 3.19(ii) of the Disclosure Schedule, Seller has not received any notice and has no reason to believe that any significant customer of Seller has ceased, or will cease, to use the products, equipment, goods or services of Seller or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

             SECTION 3.20.              Suppliers.  Listed in Section 3.20(i) of the Disclosure Schedule are the names and addresses of the fifteen (15) most significant suppliers (by payments) from which Seller ordered during the twelve-month periods ended November 30, 1999 and November 30, 2000 and the amount for which each such supplier invoiced Seller during such period.  Except as disclosed in Section 3.20(ii) of the Disclosure Schedule, Seller has not received any notice that any such supplier will not sell raw materials, supplies, merchandise and other goods to Seller at any time after the Closing Date.

             SECTION 3.21.              Employee Benefit Matters.  With respect to any Plan, neither Seller nor any Controlled Group Affiliate has failed to make any contribution or pay any amount due as required by applicable Law (including, without limitation, ERISA and the Code) or under the terms of any such Plan, each Plan has been administered in accordance with its terms and in material compliance with the requirements prescribed by applicable Law (including, without limitation, ERISA and the Code) and there are no facts existing which have resulted in, or may reasonably be expected to result in, the imposition of any liability on Seller, any Controlled Group Affiliate or Buyer either under such Plans or under applicable Law (including, without limitation, ERISA and the Code).

             SECTION 3.22.              Labor Matters.  Except as set forth in Section 3.22 of the Disclosure Schedule, (a) Seller is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Seller which could affect the Business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Business; (b) there are no controversies, strikes, slowdowns or work stoppages pending or, to the Knowledge of Seller, threatened between Seller and any of its employees which could affect the Business, and Seller has not experienced any such controversy, strike, slowdown or work stoppage within the past three years; (c) Seller has not breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against Seller under any such agreement or contract that could have a Material Adverse Effect; (d) there are no unfair labor practice complaints pending against Seller before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of Seller that could have a Material Adverse Effect; (e) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Transferred Employee; (f) Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to Transferred Employees or employment practices; (g) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to Seller; and (h) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which Seller has employed or currently employs any Person.

             SECTION 3.23.              Key Employees.

                           (a)         Section 3.23(a) of the Disclosure Schedule lists the name, the place of employment, the annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable (in cash or otherwise) in 1998, 1999, 2000 and 2001, the date of employment and a description of the position and job function of each current Employee of Seller providing services to the Business.

                           (b)        All directors, officers, management employees and consultants, and technical and professional employees of Seller are under written obligation to Seller to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment or otherwise and to assign to Seller all inventions made by them within the scope of their employment or otherwise during such employment or consulting relationship and for a reasonable period thereafter.

             SECTION 3.24.              Certain Interests.

                           (a)         Except as disclosed in Section 3.24(a) of the Disclosure Schedule and to the extent that any interest described below relates to or affects the Assets or the Business, no shareholder, officer or director of Seller and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such shareholder, officer or director:

                                        (i)          has any direct or indirect financial interest in any competitor, supplier or customer of Seller; provided, however, that the ownership of securities representing no more than one percent of the outstanding voting power of any competitor, supplier or customer, and which are also listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

                                        (ii)         owns, directly or indirectly, in whole or in part, or has any other interest in the Assets or in any tangible or intangible property which Seller uses or has used in the conduct of the Business or otherwise; or

                                        (iii)        has outstanding any Indebtedness to Seller.

                           (b)        Except as disclosed in Section 3.24(b) of the Disclosure Schedule and to the extent that such obligation relates to or affects the Assets or the Business, Seller has no Liability or any other obligation of any nature whatsoever to, any officer, director or shareholder of Seller or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder.

             SECTION 3.25.              Taxes.

                           (a)         (i) All returns and reports in respect of Taxes required to be filed with respect to the Business or the Assets have been timely filed; (ii) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid; (iii) all such returns and reports are true, correct and complete in all material respects; (iv) no adjustment relating to such returns has been proposed formally or informally by any Tax authority and, to the Knowledge of Seller, no basis exists for any such adjustment; (v) there are no pending or, to the Knowledge of Seller, threatened Actions for the assessment or collection of Taxes against Seller relative to the Business or the Assets or (insofar as either relates to the activities or income of Seller from or relative to the Business or the Assets or could result in liability of Seller on the basis of joint and/or several liability) any corporation that was includible in the filing of a return with Seller on a consolidated or combined basis; (vi) no consent under Section 341(f) of the Code has been filed with respect to Seller; and (vii) there are no Tax liens on any of the Assets or the Business.

                           (b)        Except as disclosed with reasonable specificity in Section 3.25(b) of the Disclosure Schedule:  (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which Seller, with respect to the Business or the Assets, may be subject; (ii) there are no requests for information currently outstanding that could affect the Taxes of Seller with respect to the Business or the Assets; and (iii) there are no proposed reassessments of the Assets owned by Seller or other proposals that could increase the amount of any Tax to which Seller would be subject.

             SECTION 3.26.              Insurance.  Section 3.26 of the Disclosure Schedule lists all insurance policies and fidelity bonds related to the Business or the Assets of the Seller or any Controlled Group Affiliate (including all policy numbers and coverage limits) that are in full force and effect.  There is no claim by the Company or any Controlled Group Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

             SECTION 3.27.              Full Disclosure.  No representation or warranty of Seller in this Agreement, nor any statement or certificate furnished or to be furnished to Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

             SECTION 3.28.              Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Seller.

             SECTION 3.29.              SEC Documents.  Seller has made available to Purchaser a true and complete copy of Seller’s Form 10-K for the year ended November 30, 2000 and Form 10-Q for the three months ended May 31, 2001 and Seller’s definitive proxy statement dated March 30, 2001 (the “Seller SEC Documents”).  As of their respective filing dates, Seller has made all necessary SEC filings, the Seller SEC Documents comply in all material respects with the requirements of the Exchange Act, and non of the Seller SEC Documents contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

             SECTION 3.30.              Product Return Policies, Warranties and Liabilities.  Section 3.30 of the Disclosure Schedulesets forth the product return policies (the “Return Policies” of, and all Warranties (as hereinafter defined) given or made by Seller relating to the Business.  “Warranties” shall mean all obligations to service, repair (including, without limitation, to provide fixes to program errors), replace, credit, refund and other obligations based upon or arising out of express and implied warranties made or deemed made in connection with the license or sale of goods or the performance of services by Seller.  Seller has not extended or granted any return rights or given or made any Warranties with respect to any products licensed or sold or services performed by it, except for those set forth in Section 3.30 of the Disclosure Schedule.  To the extent relating to the Business, to the Knowledge of Seller, none of the customers of Seller, the distributors of Seller’s products, or end-users have claimed to Seller or to a distributor of Seller’s products, that Seller’s products are defective.  To the Knowledge of Seller, no products relating to the Business have been shipped by Seller in a condition that such products might reasonably be expected to be returned by the customers, nor has any customer indicated an intention to return any of Seller’s products, except returns made in the ordinary course of the Business and consistent with the Return Policies.  Except as otherwise set forth in Section 3.30 of the Disclosure Schedule, Seller has no knowledge of any fact or of the occurrence of any event which might reasonably form the basis of any present or future claim against Seller, whether or not fully covered by insurance, for liability on account of negligence or product liability or on account of any Return Policies or Warranties which would have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PURCHASER

             As an inducement to Seller to enter into this Agreement, Purchaser hereby represents and warrants to Seller, subject to such exceptions as are specifically disclosed to Seller in writing, that on the date hereof and as of the Closing Date as though made on the Closing Date as follows:

             SECTION 4.1.                Organization and Authority of Purchaser.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Purchaser.  This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

             SECTION 4.2.                No Conflict.  Assuming compliance with the notification requirements of the HSR Act, if any, and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.3, except as may result from any facts or circumstances relating solely to Seller, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser, do not and will not (a) violate, conflict with or result in the breach of any provision of the Charter or by-laws (or other organizational documents) of Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser is a party or by which any of such assets or properties is bound or affected, which would have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement or by the Ancillary Agreements.

             SECTION 4.3.                Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party by Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority other than those that are required to be obtained or made by Seller unilaterally, except (a) as described in a writing given to Seller by Purchaser on the date of this Agreement and (b) the notification requirements of the HSR Act, if any.

             SECTION 4.4.                Litigation.  Except as disclosed in a writing given to Seller by Purchaser on the date of this Agreement, no claim, action, proceeding or investigation is pending or, to the Knowledge of Purchaser, threatened, which seeks to delay or prevent the consummation of, or which would be reasonably likely to materially adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

             SECTION 4.5.                Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

ARTICLE V

ADDITIONAL AGREEMENTS

             SECTION 5.1.                Conduct of Business Prior to the Closing.

                           (a)         Seller covenants and agrees that, except as described in Section 5.1(a) of the Disclosure Schedule, between the date hereof and the Closing, Seller shall not conduct the Business other than in the ordinary course and consistent with Seller’s past practice.  Without limiting the generality of the foregoing, except as described in Section 5.1(a) of the Disclosure Schedule, Seller shall, in each case with respect to the Business or the Assets, (i) continue its advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice; (ii) not shorten or lengthen the customary payment cycles for any of its payables or receivables; (iii) use its best efforts to (A) preserve intact its business organization and the business organization of the Business, (B) keep available to Purchaser the services of the employees of Seller, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of Seller and the Business and (D) preserve its current relationships with its customers, suppliers and other persons with which it has significant business relationships; (iv) exercise, but only after notice to Purchaser and receipt of Purchaser’s prior written approval, any rights of renewal pursuant to the terms of any of the leases or subleases set forth in Section 3.16(b) of the Disclosure Schedule which by their terms would otherwise expire; and (v) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of Seller to be untrue or result in a breach of any covenant made by Seller in this Agreement.

                           (b)        Except as may be required by Law or under this Agreement, Seller will refrain, and will cause its Affiliates to refrain, from directly or indirectly (i) making any representation or promise, oral or written, to any Employee concerning any Plan, except for statements as to the rights or accrued benefits of any Employee under the terms of any Plan, (ii) making any increase in the salary, wages or other compensation of any Employee whose annual salary is or, after giving effect to such change, would be $100,000 or more, except, in any case under this Section 5.1(b), in the ordinary course of business or as Seller or any Affiliate otherwise deems reasonably necessary to respond to competitive situations, (iii) adopting, entering into or becoming bound by any Plan or any collective bargaining agreement with respect to the Business or any of the Employees, or, amending, modifying or terminating (partially or completely) any such Plan or collective bargaining agreement, except to the extent required by applicable Law and, in the event compliance with legal requirements presents options, only to the extent that the option which Seller or the relevant Affiliate reasonably believes to be the least costly is chosen, except, in any case under this Section 5.1(b), in the ordinary course of business or as Seller or any Affiliate otherwise deems reasonably necessary to respond to competitive situations, or (iv) establishing or modifying any (A) targets, goals, pools or similar provisions in respect of any fiscal year under any Plan for Employees or (B) salary ranges, increase guidelines or similar provisions in respect of any Plan with or for Employees, except, in any case under this Section 5.1(b), in the ordinary course of business or as Seller or any Affiliate otherwise deems reasonably necessary to respond to competitive situations.

             SECTION 5.2.                Access to Information.

                           (a)         From the date hereof until the Closing, upon reasonable notice, Seller shall and shall cause each of Seller’s officers, directors, employees, agents, accountants and counsel to: (i) afford the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of Seller and to those officers, directors, employees, agents, accountants and counsel of Seller who have any knowledge relating to Seller or the Business and (ii) furnish to the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of Purchaser such additional financial and operating data and other information regarding the Business and the assets, properties and goodwill of Seller as Purchaser may from time to time reasonably request.

                           (b)        In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, for a period of seven years after the Closing, Purchaser shall (i) retain the books and records of Seller which are transferred to Purchaser pursuant to this Agreement relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of Seller reasonable access (including the right to make photocopies at Seller’s expense), during normal business hours, to such books and records.

                           (c)         In order to facilitate the resolution of any claims made by or against or incurred by Purchaser after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, Seller shall (i) retain all books and records of Seller which are not transferred to Purchaser pursuant to this Agreement and which relate to Seller, its operations or the Business for periods prior to the Closing and which shall not otherwise have been delivered to Purchaser and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of Purchaser, reasonable access (including the right to make photocopies at Purchaser’s expense), during normal business hours, to such books and records.

             SECTION 5.3.                Confidentiality.  Seller agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent or trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and any other confidential information with respect to the Business or the Assets, (ii) in the event that Seller or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide Purchaser with prompt written notice of such requirement so that Purchaser may seek a protective order or other remedy or waive compliance with this Section 5.3, (iii) in the event that such protective order or other remedy is not obtained, or Purchaser waives compliance with this Section 5.3, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of Seller or any of its agents, representatives, Affiliates, employees, officers and directors and maintain in strict confidence as corporate records any and all additional copies then in the possession of Seller or any of its agents, representatives, Affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof with access to such material limited to the board of directors and executive officers of Seller on a “need-to-know” basis; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by Seller, its agents, representatives, Affiliates, employees, officers or directors; provided further that specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain.  In addition, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain.  Seller agrees and acknowledges that remedies at Law for any breach of its obligations under this Section 5.3 are inadequate and that in addition thereto Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of money damages.

             SECTION 5.4.                Regulatory and Other Authorizations; Notices and Consents.

                           (a)         Each party shall use its reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals.  Each party hereto agrees to make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five Business Days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

                           (b)        Seller shall give promptly such notices to third parties and use its reasonable efforts to obtain such third party consents and estoppel certificates as are reasonably requested by Purchaser in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, all third party consents that are necessary or desirable in connection with the transfer of the Material Contracts.

                           (c)         Purchaser shall cooperate and use all reasonable efforts to assist Seller in giving such notices and obtaining such consents and estoppel certificates; provided, however, that Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any Material Contract which Purchaser in its sole and absolute discretion may deem adverse to the interests of Purchaser or the Business.  If solely as a result of such decision by Purchaser, Seller is unable to obtain the consent, such failure shall not be a breach of Seller’s obligations to use reasonable efforts to obtain such consent.

                           (d)        Seller knows of no reason why all the consents, approvals and authorizations necessary for the consummation of the transactions contemplated hereby will not be received.

                           (e)         Seller and Purchaser agree that, in the event any consent, approval or authorization necessary or desirable to preserve for the Business or Purchaser any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which Seller is a party is not obtained prior to the Closing, Seller will, subsequent to the Closing, cooperate with Purchaser in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.  If such consent, approval or authorization cannot be obtained, Seller will use its reasonable efforts to provide Purchaser with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if Seller provides such rights and benefits, Purchaser shall assume the obligations and burdens thereunder.

             SECTION 5.5.                Notice of Developments.  Prior to the Closing, each party shall promptly notify the other party in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of such party in this Agreement or which could have the effect of making any representation or warranty of such party in this Agreement untrue or incorrect in any respect and (b) all other material developments affecting the Assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Business or such party’s ability to otherwise perform under this Agreement.

             SECTION 5.6.                OEM Agreements.  Purchaser and Seller will enter into definitive OEM Agreements in generally the forms attached hereto as Exhibit 5.6 (the “OEM Agreements”) and will negotiate in good faith and use best efforts to enter into such definitive OEM Agreements.

             SECTION 5.7.                No Solicitation or Negotiation.  Seller agrees that between the date of this Agreement and the earlier of (i) the Closing and (ii) the termination of this Agreement, neither Seller nor any of its respective Affiliates, officers, directors, representatives or agents will (a) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (i) relating to any acquisition or purchase of all of the capital stock of Seller (or a controlling portion of such stock) or assets of Seller, (ii) to enter into any business combination with Seller or (iii) relating to any acquisition or purchase of all or any portion of the Assets or any assets related to the Business, or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.  Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.  Seller shall notify Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact.  Seller agrees not to, without the prior written consent of Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which Seller is a party.

             SECTION 5.8.                Use and Transfer of Intellectual Property.

                           (a)         Except as set forth in Section 5.8(a) of the Disclosure Schedule, from and after the Closing, Seller shall not use any of the Owned Intellectual Property or the Licensed Intellectual Property except as otherwise agreed by the parties in the OEM Agreements.

                           (b)        As promptly as practicable following the Closing, Seller shall remove or obliterate any Owned Intellectual Property or Licensed Intellectual Property from letterheads and other materials remaining in its possession or under its control, and Seller shall not use or put into use after the Closing any materials that bear any trademark, service mark, trade dress, logo, trade name or corporate name contained in the Owned Intellectual Property or the Licensed Intellectual Property or any trademark, service mark, trade dress, logo, trade name or corporate name similar or related thereto.

                           (c)         On or prior to the Closing Seller shall deliver electronically to Purchaser a copy of all Owned Intellectual Property and all Licensed Intellectual Property.

             SECTION 5.9.                Non-Competition.

                           (a)         In partial consideration of the payment of the Purchase Price, as set forth in Section 2.3, Seller and Purchaser agree that for a period of two years after the Closing (the “Restricted Period”), Seller shall not engage, directly or indirectly, in any business anywhere in the world that manufactures, produces, supplies, sells or licenses software products with functionality substantially similar to functionality contained in any of the Cleaner 5, Cleaner XL, Cleaner Live, Cinestream (EditDV), “Hitman”, and IntroDV product lines as of the Closing Date or, without the prior written consent of Purchaser, directly or indirectly, own a greater than 5% interest in, manage, operate or control any Person that competes with such product lines; provided, however, that, for the purposes of this Section 5.9, Seller may manufacture, produce, supply, sell or license systems and subsystems (which may contain hardware and software components) having functionality substantially greater than that contained in the above-stated product lines and are not similar in terms of primary functionality or price with such product lines.

                           (b)        As a separate and independent covenant, Seller agrees with Purchaser that, for a period of three years following the Closing, Seller will not in any way, directly or indirectly, interfere with or attempt to interfere with any custom, trade, business or patronage of the Business transferred to Purchaser pursuant to this Agreement, or interfere with or attempt to interfere with any officers, employees, representatives or agents of the Business transferred to Purchaser pursuant to this Agreement, or induce or attempt to induce any of them to leave the employ of Purchaser or violate the terms of their contracts, or any employment arrangements, with Purchaser.

             SECTION 5.10.              Excluded Liabilities.  Seller will pay and discharge the Excluded Liabilities as and when the same become due and payable including without limitation, any obligations of Seller under Section 1.6 of that certain Agreement and Plan of Reorganization dated May 6, 1999 by and among Seller, Media 100 Acquisition Corp., Terran Interactive, Inc., certain principal shareholders of Terran Interactive, Inc. and the Shareholders’ agent.  Purchaser will pay and discharge the Assumed Liabilities as and when the same become due and payable.

             SECTION 5.11.              Bulk Transfer Laws.  Purchaser hereby waives compliance by Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Assets to Purchaser (other than any obligations with respect to the application of the proceeds herefrom).  Pursuant to Article IX; provided, however, that Seller agrees to indemnify Purchaser against any and all liabilities which may be asserted by third parties against Purchaser as a result of Seller’s noncompliance with any such law.

             SECTION 5.12.              Further Action.  Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

             SECTION 5.13.              Product Returns.  Seller shall be responsible for product returns (except for warranty returns) from end users for products shipped prior to Closing, and shall bear all costs and responsibility for any amounts due end users.  Seller also shall be responsible for product returns from distributors and resellers on or before 42 days after Closing, and shall bear all costs and responsibility for any amounts due distributors and resellers, except for products shipped by Purchaser.  Within 42 days of Closing, Purchaser shall not intentionally cause distributors or resellers to return product to Seller.  Purchaser shall be responsible for product returns from distributors after 42 days from Closing, except for products shipped by Seller.

             SECTION 5.14.              Agreements Provided.  No later than three business days prior to the Closing, Seller shall provide Purchaser with copies of any agreements listed on the Disclosure Schedule.  To the extent that Seller has not provided all agreements listed on the Disclosure Schedule to Purchaser at least three days prior to the signing of this Agreement (the “Withheld Agreements”) or completed the Disclosure Schedule at least three business days prior to signing, Purchaser, in its sole discretion, shall have the opportunity to modify Exhibit 2.2(a) hereto, relating to Assumed Liabilities, including adding or deleting liabilities prior to the Closing.

             SECTION 5.15.              Sublease Agreement.  Seller shall enter into a sublease agreement with Purchaser with respect to the Leased Real Property located in Los Gatos, California, and such sublease shall include a rental rate no less favorable than the rate paid by Seller immediately prior to signing this Agreement.

ARTICLE VI

EMPLOYEE MATTERS

             SECTION 6.1.                Offer of Employment.  As of the date hereof or, at Purchaser’s sole discretion, as of the Closing Date, the current Employees of Seller listed on Exhibit 6.1(a) hereof (the “Key Employees”) shall have accepted Purchaser’s offer of employment and shall have executed an employment and non–competition agreement in the form attached hereto as Exhibit 6.1(b) which shall be in effect as of the Closing Date.  Prior to the Closing, Purchaser (in its sole discretion) shall offer employment, contingent on the Closing, to certain other Employees identified by Purchaser on Exhibit 6.1(a) (such Exhibit 6.1(a) may be updated by Purchaser at any time prior to the date five (5) days prior to Closing) (“Identified Employees”) and who are still employed with Seller or its Affiliates on the day immediately preceding the Closing Date, such employment to commence on the Closing Date.  As used herein, “Transferred Employee” shall mean each such Employee who accepts such offer and each of the Key Employees and Identified Employees.  The Purchaser shall indemnify Seller for all liabilities, salaries, benefits and similar employer obligations with respect to each Transferred Employee that are attributable to such Transferred Employee’s employment relationship with the Purchaser after the Closing Date.

             SECTION 6.2.                Seller’s Obligations.  From and after the Closing Date, Seller and its Affiliates shall indemnify the Purchaser and its Affiliates from and against all Benefits Liabilities and shall be solely responsible for all Benefits Liabilities whether incurred before, on or after the Closing Date.  Seller agrees to (i) cooperate with Purchaser in the recruitment of the Key Employee and Identified Employees, and (ii) terminate the employment of the Key Employees and Identified Employees with the Seller and its Affiliates on the Closing Date, except for employees located outside California who have not accepted Purchaser’s offer of employment on or prior to Closing.  Seller agrees to pay any and all liabilities relating to such termination, including, without limitation any payments and benefits due such Key Employee and Identified Employees pursuant to accrued salary and wages, vacation and other benefits and severance payments or similar payments (excluding benefits provided by the Purchaser after the Closing Date), and agrees to provide continuation health coverage, as required under COBRA, to all such Key Employees, Identified Employees and their eligible dependents and any other individual who becomes M&A qualified beneficiaries (as defined by Treasury Regulation Section 54.4980B-9, Q&A-4) as a result of the transactions contemplated by this Agreement.  Seller agrees that, for a period of one year from the Closing Date, it will not, directly or indirectly, solicit for employment or hire any Key Employee or Identified Employee whose employment is terminated by Seller in connection with this transaction.  Purchaser shall have no liability for any bonuses paid or payable to any Employee which relate solely to the successful completion of the transactions contemplated by this Agreement.

             SECTION 6.3.                Certain Other Employee-Related Costs.  Five Business Days prior to the Closing Date, Seller shall provide Purchaser with a complete and accurate statement of any amounts expected to be payable by Purchaser following the Closing that relate to any service by any Transferred Employee with Seller through the Closing Date, including, without limitation, any salary or wages, any accrued vacation, sick or personal days or any bonuses (the “Employee Amounts”).  If such statement is not delivered the Employee Amounts shall be assumed to equal zero.  In the event that the amounts payable by Purchaser following the Closing Date that relate to service by any Transferred Employee with Seller through to the Closing Date exceed the Employee Amounts, Seller shall indemnify Purchaser for such excess pursuant to Section 9.2.

             SECTION 6.4.                Employee Benefits.  For a period of at least one (1) year after the Closing Date, the Purchaser shall (in its sole discretion) either (i) provide each Transferred Employee with benefits under the Purchaser’s employee benefit plans that are substantially similar in the aggregate to the benefits that were provided to such Transferred Employee under the Plans as of the day immediately preceding the Closing Date, or (ii) arrange for such Transferred Employee to participate in the Purchaser’s benefit plans on terms similar to those offered to similarly situated employees of the Purchaser, or (iii) a combination of (i) and (ii).  Transferred Employees shall be treated as terminated employees under the Seller’s401(K) Plan as of the Closing Date.  Seller shall permit such Transferred Employees to receive distributions from Seller’s 401(K) Planin accordance with applicable Law and the terms of such plan after the Closing Date.

ARTICLE VII

TAX MATTERS

             SECTION 7.1.                Indemnity.

                           (a)         Seller agrees to indemnify and hold harmless Purchaser against the following Taxes and against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes: (i) Taxes imposed on Seller, the Business or the Assets with respect to taxable periods of such Person ending on or before the Closing Date; (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on Seller, the Business or the Assets which are allocable, pursuant to Section 7.1(c), to the portion of such period ending on the Closing Date; and (iii) Taxes imposed on Purchaser as a result of any breach of warranty or misrepresentation under Section 3.25 of this Agreement.

                           (b)        Purchaser agrees to indemnify and hold harmless Seller against the following Taxes and against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes:  (i) Taxes imposed on the Business or the Assets with respect to taxable periods commencing after the Closing Date; and (ii) with respect to taxable periods beginning on or before the Closing Date and ending after the Closing Date, Taxes imposed on the Business or the Assets which are allocable, pursuant to Section 7.1(c), to the portion of such period beginning after the Closing Date.

                           (c)         In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

                                        (i)          in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 7.4), deemed equal to the amount which would be payable if the taxable year ended on the Closing Date; and

                                        (ii)         in the case of Taxes imposed on a periodic basis with respect to the assets of Seller, any Assets or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

             SECTION 7.2.                Returns and Payments.  From the date of this Agreement through and after the Closing Date, Seller shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner all Tax returns, reports and forms (“Returns”) relating to Seller and the Business that are due on or before or relates to any taxable period ending on or before the Closing Date (and Purchaser shall do the same for Returns relating to the Business with respect to any taxable period ending after the Closing Date).  Returns of the Business not yet filed for any taxable period that begins before the Closing Date shall be prepared in a manner consistent with past practices employed with respect to such businesses (except to the extent counsel for Seller renders a legal opinion there is no reasonable basis in Law therefor or that a Return cannot be so prepared and filed without being subject to penalties).  With respect to any Return required to be filed by Purchaser or Seller with respect to the Business or the Assets and as to which an amount of Tax is allocable to the other party under Section 7.1(c), the filing party shall provide the other party and its authorized representatives with a copy of such completed Return and a statement certifying the amount of Tax shown on such Return that is allocable to such other party pursuant to Section 7.1(c), together with appropriate supporting information and schedules at least 20 Business Days prior to the due date (including any extension thereof) for the filing of such Return, and such other party and its authorized representatives shall have the right to review and comment on such Return and statement prior the filing of such Return.

             SECTION 7.3.                Cooperation and Exchange of Information.  Upon the terms set forth in Section 5.2, Seller and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Return, amended Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase all or a part of the Business from Purchaser.  Such cooperation and information shall include providing copies of relevant Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities.  Seller shall make its employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder.  Each of Seller and Purchaser shall retain all Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of Seller and the Business for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) six years following the due date (without extension) for such Returns.  Any information obtained under this Section 7.3 shall be kept confidential in accordance with Section 5.3 except as may be otherwise necessary in connection with the filing of Returns or claims for refund or in conducting an audit or other proceeding.

             SECTION 7.4.                Conveyance Taxes.  Each of Seller and Purchaser shall be responsible for payment of one-half of any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.  Seller, after the review and consent by Purchaser, shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure.  Purchaser shall execute and deliver all instruments and certificates necessary to enable Seller to comply with the foregoing.  Purchaser shall complete and execute a resale or other exemption certificate with respect to the inventory items sold hereunder, and shall provide Seller with an executed copy thereof.

             SECTION 7.5.                Miscellaneous.

                           (a)         Seller and Purchaser agree to treat all payments made by either to or for the benefit of the other under this Article VII, under other indemnity provisions of this Agreement and for any misrepresentations or breach of warranties or covenants, as adjustments to the Purchase Price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

                           (b)        Notwithstanding any provision in this Agreement to the contrary, the obligations of Seller to indemnify and hold harmless Purchaser pursuant to this Article VII, and the representations and warranties contained in Section 3.25, shall terminate at the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

                           (c)         From and after the date of this Agreement, Seller shall not without the prior written consent of Purchaser (which may, in its sole and absolute discretion, withhold such consent) make, or cause or permit to be made, any Tax election that would affect the Business.

                           (d)        For purposes of this Article VII, “Purchaser” and “Seller”, respectively, shall include each member of the affiliated group of corporations of which it is or becomes a member.

                           (e)         Neither Purchaser nor Seller shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect the other party for such year or a subsequent year without the written consent of the other party, which consent may not be unreasonably withheld.

ARTICLE VIII

CONDITIONS TO CLOSING

             SECTION 8.1.                Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                           (a)         Representations, Warranties and Covenants.  The representations and warranties of Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects, and Seller shall have received a certificate from Purchaser to such effect signed by a duly authorized officer thereof;

                           (b)        HSR Act.  Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Assets contemplated by this Agreement shall have expired or shall have been terminated;

                           (c)         No Proceeding or Litigation.  No Action shall have been commenced by or before any Governmental Authority against either Seller or Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of Seller, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 8.1(c) shall not apply if Seller has directly or indirectly solicited or encouraged any such Action;

                           (d)        Resolutions.  Seller shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Purchaser, of the resolutions duly and validly adopted by the Board of Directors of Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby;

                           (e)         Incumbency Certificate.  Seller shall have received a certificate of the Secretary or an Assistant Secretary of Purchaser certifying the names and signatures of the officers of Purchaser authorized to sign this Agreement and the Ancillary Agreements to which it is a party and the other documents to be delivered hereunder and thereunder;

                           (f)         Ancillary Agreements.  Purchaser shall have executed and delivered to Seller each of the Ancillary Agreements to which it is a party;

                           (g)        OEM Agreements.  Purchaser and Seller shall have executed the OEM Agreements pursuant to Section 5.6; and

                           (h)        Legal Opinion. Seller shall have received from Purchaser’s outside legal counsel an opinion, addressed to Seller and dated the Closing Date, substantially in the form of Exhibit 8.1(h).

             SECTION 8.2.                Conditions to Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                           (a)         Representations, Warranties and Covenants.  The representations and warranties of Seller contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects, and Purchaser shall have received a certificate of Seller to such effect signed by a duly authorized officer thereof;

                           (b)        HSR Act.  Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Assets contemplated hereby shall have expired or shall have been terminated;

                           (c)         No Proceeding or Litigation.  No Action shall have been commenced or threatened by or before any Governmental Authority against either Seller or Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated hereby which Purchaser believes, in its sole and absolute discretion, is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or which could have a Material Adverse Effect or otherwise render inadvisable, the consummation by Purchaser of the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 8.2(c) shall not apply if Purchaser has solicited or encouraged any such Action;

                           (d)        Resolutions of Seller.  Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Seller, of the resolutions duly and validly adopted by the Board of Directors of Seller and, if required, the stockholders of Seller evidencing the authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

                           (e)         Incumbency Certificate of Seller.  Purchaser shall have received a certificate of the Secretary or an Assistant Secretary of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder;

                           (f)         Legal Opinion.  Purchaser shall have received from Seller’s outside legal counsel an opinion, addressed to Purchaser and dated the Closing Date, substantially in the form of Exhibit 8.2(f);

                           (g)        Consents and Approvals.  Purchaser and Seller shall have received, each in form and substance satisfactory to Purchaser in its sole and absolute discretion, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates which Purchaser in its sole and absolute discretion deems necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, all third party consents required under any Material Contracts;

                           (h)        Ancillary Agreements.  Seller shall have executed and delivered to Purchaser each of the Ancillary Agreements to which it is a party;

                           (i)          No Material Adverse Effect.  No circumstance, change in, or effect on the Business shall have occurred which has a Material Adverse Effect;

                           (j)          OEM Agreements.  Purchaser and Seller shall have executed the OEM Agreements pursuant to Section 5.6.

                           (k)         Employees.  The Key Employees and not less than 90% of the Identified Employees shall have executed all documents necessary to become employees of Purchaser and any such agreements shall be in full force and effect on the Closing Date.

                           (l)          Employee Amounts.  Purchaser shall have received Seller’s notification pursuant to Section 6.4; and

                           (m)        Certificate of Non-Foreign Status.  Purchaser shall have received a certificate from Seller (which complies with Section 1445 of the Code) of non-foreign status executed in accordance with the provisions of the Foreign Investment in Real Property Tax Act.

                           (n)        Withheld Agreements.  Seller shall have provided Purchaser with copies of the Withheld Agreements, and Purchaser, in its sole discretion, shall have the opportunity to modify Exhibit 2.2(a) hereto, relating to Assumed Liabilities, including adding or deleting liabilities prior to the Closing.

                           (o)        Sublease Agreement.  Purchaser and Seller shall have entered into a sublease agreement with respect to the Leased Real Property located in Los Gatos, California and such sublease shall include a rental rate no less favorable than the rate paid by Seller immediately prior to signing this Agreement.

ARTICLE IX

INDEMNIFICATION AND ESCROW

             SECTION 9.1.                Survival of Representations and Warranties.

             The representations and warranties of Seller contained in this Agreement and the Ancillary Agreements, and all statements contained in the Acquisition Documents, shall survive the Closing until the third anniversary thereof; provided, however, that (a) the representations and warranties dealing with Tax matters shall survive as provided in Section 7.5(b), (b) the representations and warranties contained in Section 3.15 relating to Intellectual Property and Section 3.18 relating to the Assets shall survive until the later of the expiration of all applicable statutes of limitations or the third anniversary of the Closing, and (c) insofar as any claim is made by Purchaser for the breach of any representation or warranty of Seller contained herein, which claim arises out of allegations of personal injury or property damage suffered by any third party on or prior to the Closing Date or attributable to products or Inventory sold or shipped, or activities or omissions that occur, on or prior to the Closing Date, such representations and warranties shall, for purposes of such claim by Purchaser, survive until thirty calendar days after the expiration of the applicable statute of limitations governing such claims.  If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by Purchaser to Seller, then the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

             SECTION 9.2.                Indemnification.

                           (a)         On or after the Closing Date and conditional on the Closing occurring, Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each an “Indemnified Purchaser Party”) shall be indemnified and held harmless by Seller for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (each a “Loss” and together the “Losses”), arising out of or resulting from:

                                        (i)          the breach of any representation or warranty made by Seller contained in the Acquisition Documents; or

                                        (ii)         the breach of any covenant or agreement by Seller contained in the Acquisition Documents; or

                                        (iii)        Excluded Liabilities; or

                                        (iv)       Liabilities of Seller, whether arising before or after the Closing Date, arising from or relating to any of [specified items listed in the Disclosure Schedule]; or

                                        (v)        any and all Losses suffered or incurred by Purchaser by reason of or in connection with any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of Seller occurring or existing prior to the Closing; or

                                        (vi)       the excess of the amounts payable by Purchaser following the Closing Date that relate to service by any Transferred Employee with Seller through to the Closing Date over the Employee Amounts; or

             To the extent that Seller’s undertakings set forth in this Section 9.2 may be unenforceable, Seller shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Indemnified Purchaser Party, subject to the limitations set forth in Section 9.3.

                           (b)        On or after the Closing Date and conditional on the Closing occurring, Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each an “Indemnified Seller Party”) shall be indemnified and held harmless by Purchaser for any and all Losses arising out of or resulting from:

                                        (i)          the breach of any representation or warranty made by Purchaser contained in the Acquisition Documents; or

                                        (ii)         the breach of any covenant or agreement by Purchaser contained in the Acquisition Documents; or

                                        (iii)        Assumed Liabilities.

             To the extent that Purchaser’s undertakings set forth in this Section 9.2 may be unenforceable, Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by Indemnified Seller Party, subject to the limitations set forth in Section 9.3.

             (c)         A party seeking indemnification under this Section 9.2 (the “Indemnified Party”) shall give the indemnifying party (the “Indemnifying Party”) notice of any matter which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within sixty (60) days of such determination, in the manner set forth in Section 9.5(d) hereof.  The obligations and Liabilities of the Indemnifying Party under this Article IX with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article IX (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within thirty (30) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article IX.  If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five (5) days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party.  In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  No such Third Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party.

             SECTION 9.3.                Limits on Indemnification; Disputes.

                           (a)         Limitations.  Notwithstanding anything to the contrary contained in this Agreement and absent fraud, intentional misrepresentation or other willful misconduct, the maximum amount of indemnifiable Losses which may be recovered from each of Seller or Purchaser arising out of or resulting from the causes enumerated in Section 9.2 shall not exceed $5,000,000.  In addition, neither party shall be required to indemnify the other unless all claims individually or in the aggregate of one party for indemnification, either actual or reasonably estimable, exceed a minimum amount of $50,000.  If the claims of one party exceed such minimum, that party may seek indemnification for its entire claim, including such minimum amount.

                           (b)        Disputes Not Involving Third Party Claims.  Any disputes with respect to claims for indemnification, other than Third Party Claims, shall be addressed in the manner set forth in Section 9.5(f).

             SECTION 9.4.                Tax Matters.  Anything in this Article IX (except for the specific reference to Tax matters in Section 9.1) to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by Article VII.

             SECTION 9.5.                Escrow Arrangements.

                           (a)         Escrow Fund.  At the Closing, as partial security for the indemnity provided for in Section 9.1 hereof, Seller agrees that Purchaser shall deposit a total of $2,000,000 (the “Escrow Amount”) payable to the Seller pursuant to this Agreement into an “Escrow Fund,” without any further act of Seller.

                                        (i)          The Escrow Fund shall be invested by the Escrow Agent as directed in writing by Purchaser and Seller, without distinction between principal and income, in certificates of deposit, U. S. Department of Treasury bills, business money market accounts, or any fund maintained by the Escrow Agent that includes similar investments, all of which investments shall be payable on demand or will mature within thirty (30) days or less from the date of original issue.  Unless otherwise directed in writing by Purchaser and Seller, the Escrow agent shall initially invest the Escrow Fund in a business money market account.

                                        (ii)         The Escrow Fund, as such term is used herein, shall include the initial Escrow Amount deposited into the Escrow Fund pursuant to Section 9.5(a) hereof and any interest earned on the Escrow Fund, less any payments or distributions made hereunder.  It is agreed for federal income tax purposes that Seller shall not have any right, title or interest in or to the Escrow Fund until the termination of the Escrow Fund pursuant to Section 9.5(b) hereof, and parties hereto shall treat the Escrow Fund as a grantor trust established by Purchaser.

                                        (iii)        Purchaser may not receive any funds from the Escrow Fund unless and until Officer’s Certificates (as defined in paragraph (d) below) identifying Losses, the aggregate amount of which exceed $50,000, have been delivered to the Escrow Agent as provided in paragraph (e); in such case, Purchaser may recover from the Escrow Fund the total of its Losses, including the first $50,000.

                           (b)        Termination.  Subject to the provisions of Sections 9.5(a) and (g) hereof, the Escrow Fund shall remain in existence during the period of time between the Closing Date and the first anniversary of the Closing Date (the “Escrow Period”).

                           (c)         Protection of Escrow Fund.  The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.  If at any time the Escrow Agent receives written instructions signed by each of the Seller and the Purchaser, it shall, without delay, take the action that is described in such instructions.

                           (d)        Claims Upon Escrow Fund.  Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of an Indemnified Purchaser Party (an “Officer’s Certificate”):

                                        (i)          stating that an Indemnified Purchaser Party has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses in an aggregate stated amount to which such party is entitled to indemnity pursuant to this Agreement; and

                                        (ii)         specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant or otherwise to which such item is related, the Escrow Agent shall, subject to the provisions of Section 7 hereof, deliver to the Indemnified Purchaser Party out of the Escrow Fund, as promptly as practicable, the amount of cash equal to such Losses as indemnity.

                           (e)         Objections to Claims.  At the time of delivery of any Officer's Certificate to the Escrow Agent (the “Delivery”), a duplicate copy of such certificate shall be delivered to Seller and for a period of ten (10) calendar days after the Delivery, the Escrow Agent shall make no payment to the Indemnified Purchaser Party unless the Escrow Agent shall have received written authorization from Seller to make such payment.  After the expiration of such ten (10) day period, the Escrow Agent shall make payment to the Indemnified Purchaser Party in accordance with Section 9.5(d) hereof; provided that, no such payment may be made if Seller shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been received the Escrow Agent prior to the expiration of such ten (10) day period.

                           (f)         Resolution of Conflicts; Arbitration.

                                        (i)          In case Seller shall so object in writing to any claim or claims made in any Officer's Certificate, Seller and the Indemnified Purchaser Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims; provided, however, that there shall be no presumption that the Indemnified Purchaser Party has not attempted to agree in good faith if the Indemnified Purchaser Party chooses to demand arbitration of the matter in the manner set forth in paragraph (ii) below after ten (10) days following Seller's objection.  If Seller and the Indemnified Purchaser Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by each of the Indemnified Purchaser Party and Seller and shall be furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum and distribute cash from the Escrow Fund in accordance with the terms thereof.

                                        (ii)         If no such agreement can be reached after good faith negotiation, either the Indemnified Purchaser Party or Seller may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and, in either such event, the matter shall be settled by arbitration conducted by three arbitrators.  The Indemnified Purchaser Party and Seller shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator.  The decision of a majority of the arbitrators so selected as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 9.5(e) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

                                        (iii)        Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.  Any such arbitration shall be held in Marin County, California under the rules then in effect of the American Arbitration Association.  For purposes of this Section 9.5(f), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, the Indemnified Purchaser Party shall be deemed to be the “Non-Prevailing Party” in the event that the arbitrators award the Indemnified Purchaser Party less than fifty percent (50%) of the disputed amount (in addition to any amount not in dispute); otherwise, Seller shall be deemed to be the Non-Prevailing Party.  The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including, without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration and the Escrow Agent.

                           (g)        Distributions Out of Escrow Fund.  Promptly following termination of the Escrow Period, the Escrow Agent shall deliver to Seller all of the cash and accrued interest remaining in the Escrow Fund in excess of any amount sufficient, in the reasonable judgment of Purchaser (subject to arbitration of the matter in the event of a dispute with Seller), to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of the Escrow Period.  As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Seller all cash and accrued interest remaining in the Escrow Fund and not required to satisfy such claims.  Purchaser agrees that, to the extent permitted by law, it will do any tax reporting required in connection with such delivery of funds, and the Escrow Agent shall have no tax reporting obligation with respect thereto.

                           (h)        Third Party Claims.  In the event Purchaser becomes aware of a third-party claim that Purchaser believes may result in a demand against the Escrow Fund, Purchaser shall notify Seller of such claim, and the Seller shall be entitled, at its expense, to participate in any defense of such claim.  Purchaser shall have the right in its sole discretion to settle any such claim; provided, however, that except with the written consent of Seller (which shall not be unreasonably withheld), no settlement of any such claim with third party claimants shall alone be determinative of the amount of liability of Seller.  In the event that Seller has not consented in writing to any such settlement, Purchaser and Seller shall resolve by arbitration any dispute as to the amount to which Purchaser is entitled from the Escrow Fund in respect of such settlement in the manner set forth in Sections 9.5(d), (e) and (f) hereof.

                           (i)          Escrow Agent's Duties.

                                        (i)          The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties.  The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

                                        (ii)         The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the Parties or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or the arbitration panel established pursuant to Section 9.5(f) hereof.  In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or the arbitration panel established pursuant to Section 9.5(f) hereof, the Escrow Agent shall not be liable to any of the parties or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                                        (iii)        The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                                        (iv)       The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                                        (v)        In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent.  The Escrow Agent shall not incur any such liability for (i) any act or failure to act made or omitted in good faith, or (ii) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority.  In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel.  The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                                        (vi)       If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it.  The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, may be required of the Escrow Agent, despite what may be set forth elsewhere in this Agreement.  In such event, the Escrow Agent will not be liable for interest or damage.

                                                     Furthermore, the Escrow Agent may at its option file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves.  The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay.  Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                                        (vii)      The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

                                        (viii)     The Escrow Agent may resign at any time upon giving at least thirty (30) calendar days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows:  The parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) calendar days after receiving such notice.  If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to petition a court of competent jurisdiction for the appointment of a successor escrow agent.  The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent.  The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

                                        (ix)        The rights and obligations of the Escrow Agent set forth in this Section 9.5 will be binding upon and inure to the benefit of its successors in interest.

                           (j)          Fees.  All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Seller.  It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement.  In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.  The Seller promises to pay these sums upon demand.

             SECTION 9.6.                Exclusivity.  After the Closing, except with respect to claims based on fraud, intentional misrepresentation or other willful misconduct, the rights of an Indemnified Party under this Article IX shall be the sole and exclusive remedies of the Indemnified Party against the Indemnifying Party, its subsidiaries and affiliates, and their officers, directors, employees and agents, with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant, agreement or obligation contained in this Agreement or otherwise relating to the transactions that are the subject of this Agreement.  Without limiting the generality of the foregoing, in no event shall the parties be entitled to claim or seek rescission of the transactions consummated under this Agreement.

             THE FOREGOING LIMITATIONS ON LIABILITY IS CUMULATIVE, WITH ALL PAYMENTS FOR CLAIMS OR DAMAGES UNDER THIS AGREEMENT BEING AGGREGATED TO DETERMINE SATISFACTION OF THE LIMIT.  THE EXISTENCE OF ONE OR MORE CLAIMS OR SUITS WILL NOT ENLARGE THE LIMIT.  THESE LIMITATIONS APPLY TO ALL CAUSES OF ACTION UNDER OR RELATING TO THIS AGREEMENT.  EXCEPT IN THE CASE OF FRAUD, INTENTIONAL MISREPRESENTATION OR OTHER WILLFUL MISCONDUCT IN NO EVENT SHALL ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF EITHER PARTY HAVE ANY PERSONAL LIABILITY UNDER OR RELATING TO THIS AGREEMENT.

ARTICLE X

TERMINATION AND WAIVER

             SECTION 10.1.              Termination.  This Agreement may be terminated at any time prior to the Closing:

                           (a)         by Purchaser if, between the date hereof and the time scheduled for the Closing: (i) an event or condition occurs that has resulted in or that may be expected to result in a Material Adverse Effect; or (ii) Seller makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Seller seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or

                           (b)        by either Seller or Purchaser if the Closing shall not have occurred by September 30, 2001; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any covenant under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

                           (c)         by either Purchaser or Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

                           (d)        by the mutual written consent of Seller and Purchaser.

             SECTION 10.2.              Effect of Termination.

                           (a)         In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (i) as set forth in Sections 5.3, 10.2(b), 11.01 and 11.03 and (ii) that nothing herein shall relieve either party from liability for any breach of this Agreement.

                           (b)        Notwithstanding the foregoing, if, following a material breach by Seller of a covenant hereunder, the Closing does not occur because of the failure to satisfy the conditions to Purchaser’s obligation to effect the Closing contained in Article VIII, then Seller shall reimburse Purchaser for its costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, financing sources and accountants, incurred by Purchaser in connection with the preparation, negotiation and performance of this Agreement and the transactions contemplated hereby up to a maximum of $640,000.

                           (c)         Notwithstanding the foregoing, if, following a material breach by Purchaser of a covenant hereunder, the Closing does not occur because of the failure to satisfy the conditions to Seller’s obligation to effect the Closing contained in Article VIII, then Purchaser shall reimburse Seller for its costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, financing sources and accountants, incurred by Seller in connection with the preparation, negotiation and performance of this Agreement and the transactions contemplated hereby up to a maximum of $640,000.

             SECTION 10.3.              Waiver.  Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement.  The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE XI

MISCELLANEOUS

             SECTION 11.1.              Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

             SECTION 11.2.              Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, or by courier service, cable, telecopy, telegram, or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at their addresses set forth on the signature pages to this Agreement (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 11.2).

             SECTION 11.3.              Public Announcements.  No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, that if a party concludes upon advice of counsel that it is required by law or regulation to make such press release or announcement, then that party shall be entitled to do so upon prior notification to the other party.

             SECTION 11.4.              Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning, construction or interpretation of this Agreement.

             SECTION 11.5.              Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

             SECTION 11.6.              Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations, undertakings and understandings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof.

             SECTION 11.7.              Assignment.  This Agreement may not be assigned by operation of Law or otherwise without the express written consent of Seller and Purchaser (which consent may be granted or withheld in the sole discretion of Seller and Purchaser); provided, however, that Purchaser may assign this Agreement to an Affiliate of Purchaser without the consent of Seller.

             SECTION 11.8.              No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

             SECTION 11.9.              Amendment.  Except as set forth in Section 5.14 and Section 8.2(n) hereof, this Agreement may not be amended, modified or supplemented except (a) by an instrument in writing signed by, or on behalf of, Seller and Purchaser or (b) by a waiver in accordance with Section 10.3.

             SECTION 11.10.            Governing Law.  IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS OF EACH PARTY ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

             SECTION 11.11.            Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

             SECTION 11.12.            Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity, without the necessity of demonstrating the inadequacy of money damages

             IN WITNESS WHEREOF, Seller, Purchaser and Escrow Agent have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MEDIA 100, INC.

John A. Molinari
President and Chief Executive Officer

290 Donald Lynch Boulevard
Marlboro, MA 01752-4748
Attention: Steven D. Shea, Chief Financial Officer
Telephone: (508) 303-4800
Telecopy: (508) 303-4620

AUTODESK, INC.

Paul Lypaczewski
Executive Vice President

Autodesk, Inc.
111 McInnis Parkway
San Rafael, CA 94304
Attention: Marcia Sterling, Senior Vice President, Business Development, General Counsel and Secretary
Telephone: (415) 507-5000
Telecopy: (415) 507-5100

COMPUTERSHARE TRUST COMPANY, INC.

John M. Wahl, Trust Officer

Jennifer Owens, Vice President

Computershare Trust Company, Inc.
12039 W. Alameda Parkway, Suite Z-2
Lakewood, CO 80228
Attention: Corporate Trust
Telephone: (303) 984-4001
Telecopy: (303) 986-2444

EXHIBIT A

DESCRIPTION OF BUSINESS

             The portion of Seller’s business comprising (1) software for sequential image compression, encoding and transcoding, and (2) hardware independent software for video editing, image manipulation and authoring, commonly referred to by Seller as its “Software Division.”

EXHIBIT 1.1(a)

FORM OF ASSUMPTION AGREEMENT

EXHIBIT 1.1(b)

FORM OF BILL OF SALE AND CONVEYANCE

EXHIBIT 2.1(a)

ASSETS

(not an exhaustive list of assets purchased)

•            All technology related to any of the Cleaner product lines (including without limitation, Cleaner 5, Cleaner XL and Cleaner Live), “Hitman”, Cinestream (EditDV), IntroDV and Eventstream, and any related software assets of Seller (and its subsidiaries) (including without limitation, all Eventstream exporters and Quicktime and other format exporters);

•            All product lines and technology acquired from Terran Interactive, Inc. and Digital Origin, Inc. (“Terran and DO”), and any related software assets of Seller (and its subsidiaries) derived from such products or technology;

•            All Seller’s (and its subsidiaries’) right title and interest in, to and under the Owned Intellectual Property and the Licensed Intellectual Property;

•            All Inventories related to the Business, which shall not constitute at least two months worth of Inventories;

•            All rights relating to the Leased Real Property at San Luis Obispo;

•            The goodwill of Seller (and its subsidiaries) relating to the Business;

•            All furniture, fixtures, equipment, machinery and other tangible personal property used or held for use by Seller at the locations at which the Business is conducted; all books of account, general, financial, tax and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files and all computer software and programs and any rights thereto owned, associated with or employed by Seller or used in, or relating to, the Business at the Closing Date maintained in the ordinary course of business at the Leased Real Property; and a right to access such materials that are not maintained in the ordinary course of business at such locations;

•            except for the Excluded Assets, all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof), pertaining to, arising out of, and enuring to the benefit of Seller;

•            All sales and promotional literature, customer lists (except for those relating also to other businesses of Seller) and other sales-related materials owned, used, associated with or employed by Seller at the Closing Date and related to the Business;

•            A right to access customer lists relating both to the Business and the other businesses of Seller;

•            Except for the Excluded Assets, all rights of Seller under all contracts, licenses, sublicenses, agreements, leases, commitments, and sales and purchase orders related to the Business, and under all commitments, bids and offers (to the extent such offers are transferable) related to the Business; and

•            All municipal, state and federal franchises, permits, licenses, agreements, waivers and authorizations held or used by Seller in connection with, or required for, the Business, to the extent transferable; and

EXHIBIT 2.1(b)

EXCLUDED ASSETS

•            the Purchase Price Bank Account;

•            Digital Media Press 1 and Digital Media Press 2 Circuit Boards for Cleaner Live and Cleaner Supercharger

•            “Griffin” Circuit Board

•            “softeffects” plug-ins; and

•            all rights of Seller under this Agreement and the Ancillary Agreements

•            the consideration to be delivered to the Seller under this Agreement

•            all shares of stock or other interest in subsidiaries of the Company

•            all cash, cash equivalents and securities

•            all accounts receivable, deposits or other amounts paid by or due from Customers relating to orders received and shipped before the Closing Date

•            organization documents, minute and stock record books and the corporate seat of Seller

•            all contracts not listed on Exhibit 2.2(a) hereto

EXHIBIT 2.2(a)

ASSUMED LIABILITIES

It is understood that Purchaser assumes the liabilities under the contracts listed below only to the extent that such liabilities arise after the Closing Date.

EXHIBIT 3.5

FINANCIAL INFORMATION

EXHIBIT 5.6

FORMS OF OEM AGREEMENTS

EXHIBIT 6.1(a)

KEY EMPLOYEES AND IDENTIFIED EMPLOYEES

EXHIBIT 6.2(b)

FORM OF EMPLOYMENT AND NON-COMPETITION AGREEMENT

EXHIBIT 8.1(h)

FORM OF OPINION OF PURCHASER’S COUNSEL

EXHIBIT 8.2(f)

FORM OF OPINION OF SELLER’S COUNSEL

With respect to any of the foregoing exhibits which are omitted, the Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.